UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 7, 2017

SMART & FINAL STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36626	80-0862253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Chief Executive Officer

On December 12, 2017 (the “Effective Date”), Smart & Final Stores, Inc. (the “Company”) entered into an amended and restated employment agreement with David G. Hirz, President and Chief Executive Officer of the Company, which agreement replaces and supersedes all prior employment agreements between the Company and Mr. Hirz (the “Amended Employment Agreement”). The Amended Employment Agreement provides for a three-year term from the Effective Date, with automatic one-year extensions unless either party gives written notice of non-renewal not later than 180 days prior to the third anniversary of the Effective Date or any anniversary thereafter.

Under the Amended Employment Agreement, in addition to the severance benefits to which Mr. Hirz was eligible under his previous employment agreement, if Mr. Hirz Retires (as defined in the Amended Employment Agreement) after July 20, 2019 and before December 31, 2020, he will be eligible to receive (a) a two-year acceleration of vesting of all outstanding options to purchase common stock of the Company (“Existing Options”) and (b) with respect to certain of his awards of restricted stock of the Company, immediate vesting of the lesser of (i) 50% of the total number of shares of restricted stock subject to the applicable award as of the date of grant and (ii) all of the restricted stock subject to the applicable award as of the date of such termination (“Existing Restricted Stock”), in each case insofar as granted prior to the date of the termination of Mr. Hirz’s employment and held by him on such date.

If Mr. Hirz Retires on or after December 31, 2020 and before December 31, 2022, he will be eligible to receive (a) continued payment of his then-current base salary for a period of 12 months following termination and (b) immediate vesting of (i) all Existing Options and (ii) all Existing Restricted Stock, in each case granted prior to the date of the termination of Mr. Hirz’s employment and held by him on such date.  If Mr. Hirz is terminated by the Company without Cause or resigns for Good Reason (each as defined in the Amended Employment Agreement) on or after December 31, 2020, he will be eligible to receive immediate vesting of (x) all Existing Options and (y) all Existing Restricted Stock, in each case insofar as granted prior to the date of the termination of Mr. Hirz’s employment and held by him on such date.

If Mr. Hirz Retires on or after December 31, 2022, he will be eligible to receive (a) continued payment of his then-current base salary for a period of 24 months following termination, (b) a pro-rated share of the Annual Bonus (as defined in the Amended Employment Agreement), the amount of which will not exceed 10% of Mr. Hirz’s then-current Base Salary, and (c) the immediate vesting of (i) all Existing Options and (ii) all Existing Restricted Stock, in each case insofar as granted prior to the date of the termination of Mr. Hirz’s employment and held by him on such date.

Compensatory Arrangements with Certain Named Executive Officers

Effective December 8, 2017 (the “Grant Date”), the compensation committee of the board of directors (the “Committee”) of the Company made special performance-linked discretionary compensation awards to Mr. Hirz and Derek R. Jones, President, Cash & Carry.  The awards are intended to provide a strong incentive for the retention of these officers in a competitive market for executives in the grocery industry.  Additionally, the performance goals are intended to align Mr. Hirz’s and Mr. Jones’ equity compensation to the achievement of the long-term strategic goals of the Company.  Mr. Hirz received 279,329 shares of restricted stock and Mr. Jones received 61,452 shares of restricted stock, in each case, granted pursuant to the Smart & Final Stores, Inc. Amended and Restated 2014 Stock Incentive Plan.

Vesting of the shares of restricted stock is subject to satisfaction of both time-based and performance-based vesting criteria as established by the Committee (the “Performance Goals”) and set forth in the related award agreements (each an “Award Agreement” and, collectively, the “Award Agreements”).  The shares of restricted stock vest upon the later of (i) the date on which the Performance Goals are achieved and (ii) the third anniversary of the Grant Date, subject to Mr. Hirz’s or Mr. Jones’, as applicable, continued employment with the Company on such date.  If the Performance Goals related to either Award Agreement are not achieved by the expiration of the Performance Period (as defined in the Award Agreements), the shares of restricted stock related to such Award Agreement will be forfeited.

Additionally, on the Grant Date, the Committee made special discretionary compensation awards in the form of grants of restricted stock to the named executive officers of the Company listed below in the amounts set forth below:

Named Executive Officer	Restricted Stock Grant
Scott R. Drew, EVP, Smart & Final Operations	61,452
Richard N. Phegley, SVP and Chief Financial Officer	61,452
Eleanor E. Hong, SVP and Chief Marketing and Strategy Officer	33,519
Edward Wong, SVP, Supply Chain and CIO	33,519

The Committee determined to make special discretionary compensation awards to the named executive officers in recognition of the Company’s performance in the face of a challenging business environment.  The shares of restricted stock vest upon the third anniversary of the Grant Date, subject to the respective named executive officer’s continued employment with the Company on such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC.

Date: December 13, 2017

	By:	/s/ Leland P. Smith
	Name:	Leland P. Smith
	Title:	Senior Vice President and General Counsel